UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 29, 2010

Date of Report (Date of earliest event reported)

Harrah’s Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On March 29, 2010, the Registrant amended its Certificate of Incorporation by filing a Certificate of Amendment of the Certificate of Designation of Non-Voting Perpetual Preferred Stock with the Delaware Secretary of State. The amendment provides for the elimination of dividends and that the conversion price for the non-voting preferred stock to non-voting common stock shall be the original value of the non-voting common stock. A copy of the Certificate of Amendment to the Certificate of Designation of Non-Voting Perpetual Preferred Stock is filed hereto as Exhibit 3.1 and is incorporated herein by reference.

Additionally, on March 29, 2010, the Registrant amended its Certificate of Incorporation by filing a Certificate of Elimination of Non-Voting Perpetual Preferred Stock with the Delaware Secretary of State. The amendment eliminates the series of preferred stock designated as Non-Voting Perpetual Preferred Stock, par value $0.01 per share. A copy of the Certificate of Elimination of Non-Voting Perpetual Preferred Stock is filed hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 8.01	Other Events

In February 2010, the Board of Directors approved revisions to the Certificate of Designation for the non-voting preferred stock to eliminate dividends (including all existing accrued but unpaid dividends) and to specify that the conversion right of the non-voting preferred stock be at the original value of the Company’s non-voting common stock. In March 2010, Hamlet Holdings LLC (the holder of all of the Company’s voting common stock) and holders of a majority of our non-voting preferred stock approved the revisions to the Certificate of Designation. Also in March 2010, the holders of a majority of our non-voting preferred stock agreed to convert all of the non-voting preferred stock to non-voting common stock.

On March 29, 2010, all of the non-voting preferred stock was converted to non-voting common stock.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

3.1	Certificate of Amendment to the Certificate of Designation of Non-Voting Perpetual Preferred Stock of Harrah’s Entertainment, Inc., dated March 29, 2010.

3.2	Certificate of Elimination of Non-Voting Perpetual Preferred Stock of Harrah’s Entertainment, Inc., dated March 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRAH’S ENTERTAINMENT, INC.

Date:	March 30, 2010	By:	/s/ MICHAEL D. COHEN
Michael D. Cohen Vice President, Associate General Counsel and Corporate Secretary